EXHIBIT 99.1

                     ViewCast Experiences Up Tick in Sales

        Gross Revenues Expected to Soar 30 Percent in Fourth Quarter 2006

    PLANO, Texas--(BUSINESS WIRE)--Feb. 13, 2007--ViewCast Corporation (OTCBB:VCST), a developer of video and audio communications products enabling dynamic content delivery, announced today that preliminary gross revenues are expected to increase approximately 30 percent to $4.2 million for the fourth quarter ended December 31, 2006, compared to $3.27 million in the fourth quarter of 2005. The substantial rise in revenue in the fourth quarter of 2006 over the prior year's fourth quarter is due primarily to an 83 percent increase in sales of the company's Niagara(R) video encoder and server products.

    "Accelerating product sales and increasing cash flow, coupled with recent initiatives to restructure our balance sheet have made significant improvements to the company's financial position," said Dave Stoner, president and chief operating officer of ViewCast. "As demand for our digital media products continues to grow, ViewCast is making great strides in achieving our goals of driving revenue growth, enhancing shareholder value and providing a path to long-term profitability."

    These gross revenue results are preliminary and could change prior to release of ViewCast's fourth quarter and year-end results, which are expected to be announced on or before Monday, April 2, 2007.

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards and Niagara(R) video encoders/servers featuring Niagara SCX(R) encoder management software. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. More information is available on the company's Web site at www.viewcast.com.

    Safe Harbor Statement

    Certain statements, including those made by Dave Stoner may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to access capital; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries

    All trademarks are property of their respective holders.

    CONTACT: ViewCast Corporation
             Wendy Moore, 972-488-7200
             Fax: 972-488-7199
             wendym@viewcast.com
             or
             PR Agency Contact:
             Wall Street Communications
             David Netz, 303-329-0359
             dave@wallstreetcom.tv
             or
             Investor Contact:
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596
             Director of Investor Relations
             vstuart@mbapr.com